Exhibit 3.24
CERTIFICATE OF MERGER
OF
NEPTUNE HOLDCO LLC
INTO
VERITAS DGC LAND INC.
     The undersigned corporation organized and existing under and by virtue of the corporate laws of the State of Delaware,
     DOES HEREBY CERTIFY:
     FIRST: That the name and state of incorporation of each of the constituent companies of the merger is as follows:

Name	State of Incorporation

Neptune Holdco Llc	Delaware
Veritas Dcg Land Inc.	Delaware
     SECOND: That an agreement of merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent companies in accordance with the requirements of Section 209 of the Delaware Limited Liability Company Act-and Section 264 of the Delaware General Corporation Law.
     THIRD: That the name of the surviving corporation is Veritas DGC Land Inc.
     FOURTH: That the certificate of incorporation of Verinas DGC Land Inc. as in effect immediately prior to the merger will be the certificate of incorporation of the surviving corporation.
     FIFTH: That the executed agreement of merger is on file at the principal place of business of the surviving corporation. The address of the principal place of business of the surviving corporation is 10300 Town Park, Houston, Texas 77072, Attention: Legal Department.
     SIXTH: That a copy of the agreement of merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent company.

VERITAS DGC LAND INC.
By:	/s/ Rene M. J. VandenBrand
Its:	SPV Finance & Bus. Dev.